Exhibit 10.1

WESTERN SIERRA NATIONAL BANK

EXECUTIVE SURVIVOR INCOME AGREEMENT

THIS EXECUTIVE SURVIVOR INCOME AGREEMENT (this “Agreement”) is made as of this 13thday of July , 2005 by and between Western Sierra National Bank, and Anthony J. Gould (the “Executive”).

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide certain benefits to the Executive’s beneficiary(ies) under the circumstances described in this Agreement. The Bank will pay the benefits from its general assets, but only so long as one of the Bank’s general assets is a life insurance policy on the Executive’s life.  The Executive and Bank agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                                 “Bank” means: Western Sierra National Bank, its parent, Western Sierra Bancorp, and any subsidiary of Western Sierra National Bank or Western Sierra Bancorp.

1.2                                 “Change in Control” means: (i) a tender offer made and consummated for the ownership of 50% or more of the outstanding voting securities of the Bank; (ii) a merger or consolidation of the Bank with another bank or corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting entities or shareholders other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) a sale of substantially all of the Bank’s assets to another bank or corporation which is not a wholly owned subsidiary; or (iv) an acquisition of the Bank by a person, within the meaning of Section 3(a)(9) or of Section 1(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, of 50% or more of the outstanding voting securities of the company (whether directly, indirectly, beneficially or of record).  For purposes of this agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(1) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934.

1.3                                 “Disability” means the Executive suffers a sickness, accident, or injury that is determined a doctor, selected by the Bank, to be a disability rendering the Executive totally and permanently disabled.  At the request of the Bank, the Executive must submit proof to the Bank of the doctor’s determination.

1.4                                 “Normal Retirement Age” means the completion of 10 Years of Service and the Executive attains 55 years of age.

1.5                                 “Termination for Cause” means the Bank terminates the Executive’s employment for any of the following reasons: (a) gross negligence or gross neglect of duties, (b) commission of a felony or commission of a misdemeanor involving moral turpitude, (c) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank, or (d) the Executive’s failure to correct material deficiencies in the performance of assigned duties promptly after such deficiencies are described in a writing delivered by the Bank to the Executive.

1.6                                 “Termination of Employment” with the Bank means that the Executive shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank.  For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive’s employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

1.7                                 Years of Service: Years of Service shall include the actual period of time that Executive has been employed by the Bank.

ARTICLE 2

ENTITLEMENT TO BENEFIT

2.1                                 Survivor Income Benefit.  Provided the Bank receives payment from the insurance policy insuring Executive’s life, the Bank shall pay to the Executive’s designated beneficiary(ies), in a single lump sum, the survivor income benefit of $25,000 in the event of the death of Executive under the following circumstances: (a) the death occurs while the Executive is employed by the Bank; (b) the death occurs following a voluntarily or involuntarily termination

(exclusive of Termination for Cause) of Executive’s employment with the Bank during the 24 month period following a Change in Control; (c) the death occurs following the termination of Executive’s employment due to Disability and Executive has not recovered from such Disability at the time of death; or (d) the death occurs after Executive reaches Normal Retirement Age.  The Bank shall make the payment within ninety (90) days of the presentation of claim and affirmative determination of the right to such benefit, pursuant to Article 5 hereof.

ARTICLE 3

BENEFICIARIES

3.1                                 Beneficiary Designations.  The Executive shall designate a beneficiary by filing a written designation with the Bank.   The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

3.2                                 Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person, or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability for such benefit.

ARTICLE 4

GENERAL LIMITATIONS

4.1                                 Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Employment is due to the Executive’s actions resulting in Termination for Cause.

4.2                                 Suicide or Misstatement.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement.  In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

4.3                                 Removal.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e) (4) or (g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g) (1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

4.4                                 Insolvency.  Notwithstanding any provision of this Agreement to the contrary, if the Office of the Comptroller of the Currency  appoints the Federal Deposit Insurance Corporation as receiver for the Bank all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

4.5                                 Termination of Participation.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate if the Executive’s employment with the Bank terminates before the Normal Retirement Age for reasons other than Disability, voluntary or involuntary termination within 24 months after a Change in Control (excepting Termination for Cause).

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1                                 Claims Procedure.  The Bank shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement.  If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial; (2) a specific reference to the provisions of the Agreement on which the denial is based; (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed; and (4) an explanation of the Agreement’s claims review procedure; (5) a statement of Claimant’s right to bring action under ERISA Section 502(a) following an adverse benefit determination on review.  If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

5.2                                 Review Procedure.  If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank.  Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Bank of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the Claimant (or counsel) shall have the right to view the pertinent documents.  The Bank shall notify the Claimant of its decision in writing within the sixty-day period.  The notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (1) the specific reasons for the denial; (2) a specific reference to the provisions of the Agreement on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined by ERISA regulations) to the Claimant’s claim for benefits; and (4) a statement of Claimant’s right to bring action under ERISA Section 502(a) following an adverse benefit determination on review.  If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Bank, but notice of this deferral shall be given to the Claimant.

ARTICLE 6

MISCELLANEOUS

6.1                                 Amendment and Termination.  The Bank may amend or terminate this Agreement at any time if, because of legislative, judicial, or regulatory action, continuation of the Agreement would (a) cause benefits to be taxable to the Executive before actual receipt, or (b) result in significant financial penalties or other significantly detrimental consequences to the Bank (other than the financial impact of paying the benefits), or (c) the insurance policy is cancelled.

6.2                                 Binding Effect.  This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees.

6.3                                 No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.  Anything in this Agreement to the contrary notwithstanding, the Executive acknowledges and agrees that his or her employment by the Bank is employment at will, and his or her employment at will status is not affected by this Agreement.

6.4                                 Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

6.5                                 Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

6.6                                 Applicable Law.  Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws of such state.

6.7                                 Unfunded Arrangement.  The Executive’s beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and the Executive’s beneficiary(ies) have no preferred or secured claim or any other rights whatsoever.

6.8                                 Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof.  No rights are granted to the Executive’s beneficiary(ies) under this Agreement other than those specifically set forth herein.

6.9                                 Administration.  The Bank shall have all powers that are necessary to administer this Agreement

6.10                           Named Fiduciary.  For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.11                           Severability.  If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and to the full extent consistent with law the remainder of such provision shall, together with all other provisions of this Agreement, continue in full force and effect.

6.12                           Headings.  The captions and section headings in this Agreement are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

6.13                           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to:
Board of Directors
Western Sierra National Bank

(b)	If to the Executive, to:

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

6.14                           Cooperation.  Executive agrees to cooperate to facilitate the acquisition of life insurance policy and shall execute such documents and undergo medical examinations or tests as required by insurer.  Executive further agrees that Bank may, from time to time, wish to exchange the life insurance policy on Executive’s life for another life insurance policy insuring Executive’s life.  Provided that the policy is replaced (or intended to be replaced) with a comparable life insurance policy, Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the policy or, if necessary, for modifying or updating to a comparable insurer.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this Agreement as of the day and year first written above.

EXECUTIVE	BANK
Western Sierra National Bank

/s/ Anthony J. Gould	By:	/s/ Pat J. Rusnak
Anthony J. Gould		Pat J. Rusnak
EVP / Chief Financial Officer		EVP/ Chief Operating Officer